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                                  EXHIBIT 4.7

                              EXCO RESOURCES, INC.
                   FORM OF INCENTIVE STOCK OPTION AGREEMENT


     1. Grant of Option. Pursuant to the EXCO Resources, Inc. 1998 Stock Option Plan (the "Plan") for employees, directors, or consultants of EXCO Resources, Inc., a Texas corporation (the "Company"), and its Subsidiaries, the Company grants to __________________ (the "Participant") an option to purchase from the Company a total of 300,000 full shares ("Optioned Shares") of Common Stock ("Common Stock") of the Company at $6.00 per share (being the Fair Market Value per share of the Common Stock on this Date of Grant, or 110% of the Fair Market Value in the case of a 10% or more stockholder), in the amounts, during the periods, and upon the terms and conditions set forth in this Agreement. The Date of Grant of this Stock Option is September 15, 1998. This Stock Option is an Incentive Stock Option.

     2. Subject to Plan. The Plan is a separate legal document that contains the general terms and conditions applicable to this Stock Option. This Stock Option and its exercise are subject to the terms and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. This Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

     3. Definitions. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. For the purpose of this Stock Option Agreement, "Cause" means, with respect to Participant (i) acts of fraud or dishonesty in the course of his employment with or service to the Company or any of its Subsidiaries, (ii) substance abuse causing harm to the Company or any of its Subsidiaries or impairing the Participant's performance of his regular duties, (iii) conviction of a felony involving moral turpitude, or (iv) insubordination, dereliction of duties, habitual absenteeism, materially deficient performance after (solely in the case of this clause (iv)) notice to Participant and Participant's failure to correct same within the time period specified in the notice, which time period shall be not less than 10 business days, or (v) any event described as "cause" (or in any other term or phrase having similar import) in any written employment agreement between the Option Holder and the Company (or any Subsidiary).

     4. Vesting; Time of Exercise. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, this Stock Option is vested and exercisable in the following cumulative installments:

     First installment. One-fourth (1/4) of the total Optioned Shares on the Date of Grant and until the date specified in Section 6.

     Second installment. An additional one-fourth (1/4) of the total Optioned Shares on or after the first anniversary following the Date of Grant and until the date specified in Section 6, provided that the Participant is still employed by the Company or one of its Subsidiaries or serving as a director of the Company on such first anniversary.


EXCO RESOURCES, INC.
INCENTIVE STOCK OPTION AGREEMENT                                        Page 1
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     Third installment.  An additional one-fourth (1/4) of the total Optioned
     Shares on or after the second anniversary of the Date of Grant and until the date specified in Section 6, provided that the Participant is still employed by the Company or one of its Subsidiaries or serving as a director of the Company on such second anniversary.

     Fourth installment. An additional one-fourth (1/4) of the total Optioned Shares on or after the third anniversary of the Date of Grant and until the date specified in Section 6, provided that the Participant is still employed by the Company or one of its Subsidiaries or serving as a director of the Company on such third anniversary.

     5. Acceleration of Vesting. Notwithstanding the provisions of Section 4 of this Stock Option Agreement, unvested Optioned Shares shall automatically vest upon the occurrence of any of the following:

          (a) a Change of Control in the Company; or

          (b) Participant's death.

     6. Term; Forfeiture. This Stock Option, and all unexercised Optioned Shares granted to the Participant hereunder, will terminate and be forfeited at the first of the following to occur:

          (a) 5:00 p.m. on March 13, 2008;

          (b) 5:00 p.m. on the date which is one hundred eighty (180) days following the Participant's Termination of Service due to death or Disability;

          (c) 5:00 p.m. on the date which is ninety (90) days following the Participant's Termination of Service due to Retirement; or

          (d) 5:00 p.m. on the date which is ninety (90) days following the date of any other Termination of Service of the Participant.

     7. Who May Exercise. Subject to the terms and conditions set forth in Sections 4, 5 and 6 above, during the lifetime of the Participant, this Stock Option may be exercised only by the Participant or the Participant's guardian. If a Termination of Service of the Participant occurs as a result of death or Disability prior to the termination date specified in Section 6(a) hereof and the Participant has not exercised this Stock Option as to the maximum percentage of Optioned Shares set forth in Section 4 hereof as of the date of death or Disability, the following persons may exercise the exercisable portion of this Stock Option on behalf of the Participant at any time prior to the earlier of the dates specified in Sections 6(a) or (b) hereof: (i) if the Participant is disabled, the guardian of the Participant; or (ii) if the Participant dies, the personal representative of his estate, or the person who acquired the right to exercise this Stock Option by bequest or inheritance or by reason of the death of the Participant; provided that this Stock Option shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.

EXCO RESOURCES, INC.
INCENTIVE STOCK OPTION AGREEMENT                                        Page 2
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     8.   No Fractional Shares.  This Stock Option may be exercised only with respect to full shares of Common Stock, and no fractional share of Common Stock shall be issued.

     9. Manner of Exercise. Subject to such administrative regulations as the Board or the Committee may from time to time adopt, this Stock Option may be exercised by the delivery of written notice to the Secretary of the Company setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the "Exercise Date") which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion, including a promissory note payable to the Company in the face amount of the Option Price.

     Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered as directed by the Participant (or the person exercising the Participant's Stock Option pursuant to Section 7) at its principal business office promptly after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, quotation or qualification of the Stock Option or the Optioned Shares upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then the Participant's right to purchase such Optioned Shares may be terminated by the Company.


     10. Non-Assignability. This Stock Option is not assignable or transferable by the Participant except (i) by will or by the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order (as defined in Section 411(a) (13) of the Code or Section 206(d) (3) of the Employee Retirement Income Act of 1974, as amended), provided that in the case of an Incentive Stock Option, such transfer or assignment may occur only to the extent it will not result in disqualifying such option as an incentive stock option under Section 422 of the Code, or any other successor provision.


EXCO RESOURCES, INC.
INCENTIVE STOCK OPTION AGREEMENT                                        Page 3
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     11.  Rights as Stockholder.  The Participant will have no rights as a stockholder with respect to any shares covered by this Stock Option until the issuance of a certificate or certificates to the Participant for the shares. Except as otherwise provided in Section 12 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

     12. Adjustment of Number of Shares and Related Matters. The number of shares of Common Stock covered by this Stock Option, and the Option Price thereof, shall be subject to adjustment in accordance with Articles 13, 14, and 15 of the Plan.

     13. Participant's Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding, and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.

     14. Investment Representation. Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his or her execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend.

     15. Disqualifying Disposition. In the event that Common Stock acquired upon exercise of a Stock Option pursuant to this Agreement is disposed of by an Participant prior to the expiration of either two years from the Date of Grant of such Stock Option or one year from the issuance of shares to the Participant pursuant to the exercise of such Stock Option, such Participant shall notify the Company in writing of the date and terms of such disposition.

     16. Participant's Acknowledgments. The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Stock Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board, as that term is defined in the Plan, upon any questions arising under the Plan or this Agreement.

     17. Governing Law: Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state). The parties agree that any proceeding regarding any dispute arising out of the subject matter hereof shall be exclusively brought in federal or state courts sitting

EXCO RESOURCES, INC.
INCENTIVE STOCK OPTION AGREEMENT                                        Page 4
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in Dallas, Texas, U.S.A., and the parties hereto irrevocably waive any objection to such venue based on forum nonconveniens or similar principle

     18. No Right to Continue Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employment of the Company or any Subsidiary or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant at any time (subject to any contract rights of the Participant).

     19. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

     20. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

     21. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

     22. Parties Bound. The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

     23. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Company may amend the Plan or revoke this Stock Option to the extent permitted in the Plan.


EXCO RESOURCES, INC.
INCENTIVE STOCK OPTION AGREEMENT                                        Page 5
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     24.  Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

     25. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

     26. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

          (A) Notice to the Company shall be addressed and delivered as follows:

               EXCO Resources, Inc.
               5735 Pineland Drive, Suite 235
               Dallas, Texas 75231
               Attention: T. W. Eubank

          (B) Notice to the Participant shall be addressed and delivered as follows:


EXCO RESOURCES, INC.
INCENTIVE STOCK OPTION AGREEMENT                                        Page 6
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.


                                     EXCO RESOURCES, INC.



                                     By:
                                        Title:


                                     Participant:



EXCO RESOURCES, INC.
INCENTIVE STOCK OPTION AGREEMENT                                        Page 7